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                                                                    EXHIBIT 99.1


[Libbey Logo]                                               LIBBEY INC.
                                                            300 MADISON AVE
                                                            P.O. BOX 10060
                                                            TOLEDO, OH 43699
=============================================================================
N E W S    R E L E A S E


AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
---------------                     -----------------------------
KENNETH BOERGER                     SUZY LYNDE
VP/TREASURER                        ANALYST INQUIRIES
(419) 325-2279                      (312) 640-6772


FOR IMMEDIATE RELEASE
TUESDAY, APRIL 27, 2004


              LIBBEY INC. ANNOUNCES FIRST QUARTER DILUTED EPS OF 4
               CENTS, SALES UP 10 PERCENT, INCOME FROM OPERATIONS
                                 UP 8.5 PERCENT

TOLEDO, OHIO, APRIL 27, 2004--LIBBEY INC. (NYSE: LBY) announced that its diluted earnings per share for the first quarter ended March 31, 2004, were 4 cents on sales of $123.1 million. The Company reported increased sales and higher income from operations, which were offset by a pretax equity loss of $1.4 million at its joint venture in Mexico, Vitrocrisa, and the continuing impact of higher pension expense and higher interest expense.


FIRST-QUARTER RESULTS


For the quarter-ended March 31, 2004, sales increased 10.0 percent to $123.1 million from $111.9 million in the year-ago quarter. The increase in sales was largely attributable to solid growth in sales to foodservice customers. Shipments of Libbey glassware, Syracuse China dinnerware and World Tableware products to foodservice customers were all at least 10 percent higher than the year-ago period. Sales to retail customers increased approximately 5 percent as compared to the year-ago first quarter, sales of Royal Leerdam brand glassware were also up over 10 percent, while sales to industrial customers were up more than 15 percent.

The Company recorded income from operations of $6.0 million during the quarter. This compares with income from operations of $5.5 million in the year-ago quarter. Factors contributing to the 8.5 percent increase were higher sales to foodservice customers, improved mix of sales partially offset by additional costs (mostly non-cash) for pension and postretirement medical benefits of $0.6 million, and higher distribution costs of $1.3


                                      E-1
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Libbey Inc.
Add 1

million related to the increased sales. Planned furnace and machine rebuilds during the quarter also impacted income from operations.

Earnings before interest and income taxes (EBIT) were $4.4 million compared with $5.5 million in the year-ago quarter. Pretax equity loss from Vitrocrisa, the Company's joint venture in Mexico, was $1.4 million on a pretax basis, as compared with a pretax loss of $0.2 million in the first quarter of 2003, as the result of higher natural gas costs, increased repair expenses, and an unfavorable translation loss.


For the quarter, Libbey recorded net income of $0.6 million, or 4 cents per diluted share, compared with net income of $2.0 million, or 14 cents per diluted share, in the year-ago period. Interest expense increased $1.0 million as a result of higher average debt during the quarter and higher interest rates compared with the year-ago period. The effective tax rate increased to 34.0 percent for the quarter from 32.8 percent in the year-ago period as the result of lower federal and state income tax credits.


WORKING CAPITAL


Trade working capital, defined as inventories and accounts receivable less accounts payable, increased as compared with year-end 2003. Total inventories increased $3.2 million during the quarter to $128.9 million, primarily as a result of seasonal demands.


OUTLOOK FOR 2004


John F. Meier, chairman and chief executive officer, commenting on the quarter and the company's outlook for 2004 said, "We are pleased that we were able to exceed the first quarter expectations for sales and earnings announced by the Company in February. The solid increase in sales to our foodservice customers, in addition to the ongoing positive contributions made by Royal Leerdam and Traex, allows us to be cautiously optimistic about the balance of 2004. Generally, we expect sales growth to continue in 2004 as economic conditions continue to improve." He added, "For the second quarter of 2004, diluted earnings per share are expected to be in the range of $0.71 to $0.76, compared to $0.59 in the second quarter of 2003. We continue to expect this strong second quarter to be driven by increased sales, higher capacity utilization, and improved mix."


WEBCAST INFORMATION

Libbey will hold a conference call for investors on Tuesday, April 27, 2004, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and www.firstcallevents.com/service/ ajwz404152017gf12.html. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company's


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Libbey Inc.
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best assessment at this time and are indicated by words or phrases such as
"goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.


Libbey Inc.:
-    is a leading producer of glass tableware in North America;
-    is a leading producer of tabletop products for the foodservice industry;
-    exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.'s net sales totaled $513.6 million.


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                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per-share amounts)
                                   (unaudited)

                                                         THREE MONTHS ENDED
                                                                                           Percent
                                                  March 31, 2004      March 31, 2003        Change
                                                 ----------------     --------------        ------
Net sales                                                $123,123         $111,903           10.0%
Freight billed to customers                                   491              434
Royalties and net technical assistance                        692              750
                                                         --------         --------
      Total revenues                                      124,306          113,087            9.9%

Cost of sales                                             101,298           90,779
                                                         --------         --------
      Gross profit (1)                                     22,316           21,558            3.5%
Selling, general and administrative expenses               16,993           16,766
                                                         --------         --------
      Income from operations                                6,015            5,542            8.5%
Equity earnings (loss) -- pretax                           (1,389)            (150)
Other (expense) income                                       (193)             126
                                                         --------         --------

      Earnings before interest and income taxes             4,433            5,518          (19.7%)

Interest expense -- net                                     3,576            2,541
                                                         --------         --------

      Income before income taxes                              857            2,977          (71.2%)

Provision for income taxes                                    292              976
                                                         --------         --------

      Net income                                             $565           $2,001          (71.8%)
                                                         ========         ========

Net income per share:
      Basic                                                 $0.04            $0.14
                                                         ========         ========
      Diluted                                               $0.04            $0.14          (71.4%)
                                                         ========         ========

Weighted average shares:
      Outstanding                                          13,629           14,470
                                                         ========         ========
      Diluted                                              13,677           14,599
                                                         ========         ========

(1) Gross profit is net sales plus freight billed to customers less cost of sales.

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                                   LIBBEY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                       March 31, 2004      December 31, 2003          March 31, 2003
                                                       --------------      -----------------          --------------
                                                        (unaudited)                                     (unaudited)
ASSETS

Cash                                                     $  1,250               $  2,750               $  5,459
Accounts receivable                                        56,275                 57,122                 53,413
Inventories                                               128,865                125,696                116,501
Other current assets                                       11,424                 10,610                 12,657
                                                         --------               --------               --------
      Total current assets                                197,814                196,178                188,030

Investments                                                86,782                 87,574                 87,924

Other assets                                               39,929                 40,745                 39,114

Goodwill                                                   52,977                 53,133                 60,412

Net property, plant and equipment                         173,818                173,486                162,656
                                                         --------               --------               --------

Total assets                                             $551,320               $551,116               $538,136
                                                         ========               ========               ========


LIABILITIES AND SHAREHOLDERS' EQUITY


Notes payable                                            $  7,779               $    611               $  2,325
Accounts payable                                           34,842                 40,280                 29,328
Accrued liabilities                                        33,645                 33,555                 38,898
Other current liabilities                                  12,074                 14,281                 13,321
Long-term debt due within one year                            115                    115                    115
                                                         --------               --------               --------
      Total current liabilities                            88,455                 88,842                 83,987

Long-term debt                                            229,123                230,207                248,476

Deferred taxes and other liabilities                       27,615                 27,873                 25,821

Pension liability                                          17,626                 17,092                 29,388

Nonpension postretirement benefits                         47,558                 47,245                 47,459
                                                         --------               --------               --------
      Total liabilities                                   410,377                411,259                435,131

Total shareholders' equity                                140,943                139,857                103,005
                                                         --------               --------               --------

Total liabilities and shareholders' equity               $551,320               $551,116               $538,136
                                                         ========               ========               ========


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                                   LIBBEY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Dollars in thousands)
                                   (unaudited)

                                                                              THREE MONTHS ENDED

                                                                      March 31, 2004      March 31, 2003
                                                                      --------------      --------------
OPERATING ACTIVITIES
      Net income                                                          $     565         $   2,001
      Adjustments to reconcile net income to net
         cash provided by (used in) operating activities:
            Depreciation and amortization                                     7,812             6,907
            Other non-cash charges                                              148               217
            Net equity (earnings) loss                                          931                (8)
            Net change in components of working
               capital and other assets/liabilities                          (9,003)          (18,220)
                                                                          ---------         ---------
               Net cash provided by (used in) operating activities              453            (9,103)

INVESTING ACTIVITIES
      Additions to property, plant and equipment                             (7,966)           (4,633)
                                                                          ---------         ---------
         Net cash used in investing activities                               (7,966)           (4,633)

FINANCING ACTIVITIES
      Net bank credit facility activity                                        --             (41,872)
      Senior notes                                                             --             100,000
      Payment of financing fees                                                --                (663)
      Other net borrowings                                                    7,136              (365)
      Stock options exercised                                                   240                76
      Treasury shares purchased                                                --             (38,248)
      Dividends                                                              (1,362)           (1,463)
                                                                          ---------         ---------
         Net cash provided by financing activities                            6,014            17,465

Effect of exchange rate fluctuations on cash                                     (1)               47
                                                                          ---------         ---------

(Decrease) increase in cash                                                  (1,500)            3,776

Cash at beginning of year                                                     2,750             1,683
                                                                          ---------         ---------

Cash at end of period                                                     $   1,250         $   5,459
                                                                          =========         =========

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                                   LIBBEY INC.
            CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF INCOME
                             (Dollars in thousands)
                                   (unaudited)

                                                         THREE MONTHS ENDED

                                                   March 31, 2004    March 31, 2003
                                                   --------------    --------------
Net sales                                             $ 42,478         $ 38,287

Cost of sales                                           38,318           32,999
                                                      --------         --------
     Gross profit                                        4,160            5,288
Selling, general and administrative expenses             5,366            4,856
                                                      --------         --------
     Income (loss) from operations                      (1,206)             432
Translation (loss) gain                                   (181)             647
Other (expense) income                                    (101)               8
                                                      --------         --------
     Earnings (loss) before interest and taxes          (1,488)           1,087
Interest expense                                         1,347            1,394
                                                      --------         --------
     Income (loss) before income taxes                  (2,835)            (307)
Income taxes                                              (934)            (325)
                                                      --------         --------
     Net (loss) income                                $ (1,901)        $     18
                                                      ========         ========

The Company is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for the Company's investments, accounted for by the equity method under U.S. GAAP, is shown above.